                          Schedule 14A

               Securities and Exchange Commission

                      Washington, DC  20549


   Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement       [ ] Confidential, for Use
                                          of the Commission Only
                                          (as permitted by Rule
                                           14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

            First Commonwealth Financial Corporation
        (Name of Registrant as Specified In Its Charter)

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
    14a-6(j)(2)or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange
    Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules
    14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.

     3)  Filing party:

     4)  Date Filed:

            FIRST COMMONWEALTH FINANCIAL CORPORATION
          Old Courthouse Square, 22 North Sixth Street
                   Indiana, Pennsylvania 15701


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 22, 1995


TO THE SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of First Commonwealth Financial Corporation (the "Corporation") will be held at Folger Dining Hall, Indiana University of Pennsylvania, Indiana, Pennsylvania on Saturday, April 22, 1995, at 12:00 noon, local time, for the following purposes:

     1. To elect seven Directors to serve for terms expiring in 1998.

     2. To act on such other matters as may properly come before the meeting.

     Only shareholders of record as of the close of business on March 13, 1995 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The Annual Report to Shareholders for the year ended December 31, 1994, which includes consolidated financial statements of the Corporation, is enclosed.

     YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY
CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND
THE MEETING IN PERSON.  IF YOU ATTEND THE MEETING YOU MAY, IF YOU
WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              By Order of the Board of Directors,




                              David R. Tomb, Jr.
                              Secretary

Indiana, Pennsylvania
March 27, 1995

            FIRST COMMONWEALTH FINANCIAL CORPORATION
          Old Courthouse Square, 22 North Sixth Street
                   Indiana, Pennsylvania 15701

                         PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS

                         April 22, 1995

                       GENERAL INFORMATION


     The accompanying proxy is solicited by the Board of Directors of First Commonwealth Financial Corporation (the
"Corporation" or "FCFC") in connection with its Annual Meeting of Shareholders to be held on Saturday, April 22, 1995, 12:00 noon, local time, and any adjournments thereof.

     If the accompanying proxy is duly executed and returned, the shares of Common Stock of the Corporation represented thereby will be voted and, where a specification is made by the shareholder as provided therein, will be voted in accordance with that specification. A proxy may be revoked by the person executing it at any time before it has been voted by notice of such revocation to David R. Tomb, Jr., Secretary of the Corporation.

     The three persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as Directors the seven nominees listed on page 6.

     The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors. In the event, however, of the death or unavailability of any nominee or nominees, the proxy to that extent will be voted for such other person or persons as the Board of Directors may recommend.

     The Corporation has no knowledge of any other matters to be presented at the meeting. In the event other matters do properly come before the meeting the persons named in the proxy will vote in accordance with their judgment on such matters.

     The approximate date on which this proxy statement is first to be mailed to the shareholders of the Corporation is March 27, 1995. The cost of the solicitation of proxies will be paid by the Corporation. In addition to the solicitation of proxies by the use of the mails, management and regularly engaged employees of the Corporation may, without additional compensation therefor, solicit proxies on behalf of the Corporation by personal interviews, telephone, telegraph or other means, as appropriate. The Corporation will, upon request, reimburse brokers and others who are only record holders of the Corporation's Common Stock ("Common Stock") for their reasonable expenses in forwarding 1 proxy material to, and obtaining voting instructions from, the beneficial owners of such stock.

     As of the close of business on March 13, 1995, there were 22,436,628 shares of Common Stock issued and outstanding. Three million (3,000,000) shares of Preferred Stock have been authorized; however, none of the preferred shares are outstanding. Only shareholders of record as of the close of business on March 13, 1995 are entitled to receive notice of and to vote at the Annual Meeting.

     Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting. The Articles of Incorporation of the Corporation do not permit cumulative voting. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the shareholders for their consideration. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but are not counted for purposes of determining whether a proposal has been approved.

     The Corporation conducts business through ten banking subsidiaries, National Bank of the Commonwealth ("NBOC"), Deposit Bank ("Deposit"), Central Bank ("Central"), Cenwest National Bank ("Cenwest"), First National Bank of Leechburg ("Leechburg"), Peoples Bank and Trust Company ("Peoples"), Peoples Bank of Western Pennsylvania ("Peoples of W. PA"), Unitas National Bank ("Unitas"), Reliable Savings Banks, PaSA, a sole subsidiary of Reliable Financial Corporation ("Reliable"), First Commonwealth Trust Company ("FCTC"), and through Commonwealth Systems Corporation ("CSC"), a data processing subsidiary. The Corporation also jointly owns Commonwealth Trust Credit Life Insurance Company ("CTCLIC"), a reinsurer of credit life and accident and health insurance. NBOC, Deposit, Central, Cenwest, Leechburg, Peoples, Peoples of W. PA, Unitas, Reliable and FCTC are herein collectively called the "Subsidiary Banks."

              COMMON STOCK OWNERSHIP BY MANAGEMENT

     The Corporation is not aware of any person who, as of March 13, 1995, was the beneficial owner of more than 5% of the Common Stock, except FCTC as more fully described below. The following table sets forth information concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 12 (the "Summary Compensation Table") and by all directors and executive officers as a group.









                         Amount and nature of              Percent of
Name                   Beneficial Ownership(1)               Class

E. H. Brubaker               10,570 (2)                        *

Sumner E. Brumbaugh         146,638 (2) (3)                    *

Edward T. Cote              101,400 (5)                        *

Thomas L. Delaney            42,329 (2)                        *

Clayton C. Dovey, Jr.        23,134                            *

Ronald C. Geiser             18,873 (3)                        *

Johnston A. Glass            20,771 (3)                        *

A. B. Hallstrom              11,297 (3)                        *

Thomas J. Hanford            48,258                            *

H. H. Heilman, Jr.           22,000                            *

David F. Irvin               63,586                            *

David L. Johnson              7,630 (2)                        *

Robert F. Koslow             16,414 (2) (3) (9)                *

Dale P. Latimer             646,925 (3) (5) (8)              2.88%

William Miksich              22,499                            *

Joseph E. O'Dell             15,482 (2) (4) (10)               *

Joseph W. Proske             11,258 (2)                        *

Charles J. Szewczyk         271,936                          1.21%

Gerard M. Thomchick           9,934 (2) (3) (4)                *

David R. Tomb, Jr.          299,995 (2) (3) (4) (5) (6)      1.33%

E. James Trimarchi          329,265 (2) (3) (4) (5) (6) (7)  1.54%

Robert C. Williams            5,933 (3) (11)                   *

All directors and         1,683,963                          7.51%
executive officers
as a group (24
persons)

 (1) Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with
     respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director has sole voting power and sole investment power over the shares indicated opposite his name in the table, and a member of a group has sole voting power and sole investment power over the shares indicated for the group.

 (2) Does not include the following shares held by spouses, either individually or jointly with other persons, as to which voting and investment power is disclaimed by the director or officer: Mr. Brubaker, 30,013; Mr. Brumbaugh, 132; Mr. Delaney, 8,616; Mr. Johnson, 830; Mr. Koslow, 1,866; Mr. O'Dell, 1,818; Mr. Proske, 31,530; Mr. Thomchick, 1,763; Mr. Tomb, 264; Mr. Trimarchi, 20,000; and all Directors and executive officers as a group, 96,832.

 (3) Includes the following shares held jointly with spouses, as to which voting and investment power is shared with the spouse: Mr. Brumbaugh, 15,400; Mr. Geiser, 14,364; Mr. Glass, 11,809; Mr. Hallstrom, 9,468; Mr. Koslow, 9,642; Mr. Latimer, 14,551; Mr. Thomchick, 2,592; Mr. Tomb, 31,846; Mr. Trimarchi, 8,482; Mr. Williams, 223, and all Directors and executive officers as a group 118,377.

 (4) Includes 2,800 shares held by Atlas Investment Company, of which Messrs. O'Dell, Thomchick, Tomb and Trimarchi are each
     25% owners and as to which they share voting and investment power.

 (5) Includes 101,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or stockholders of Berkshire include Messrs. Cote, Latimer, Tomb and Trimarchi, each of whom is an officer or director of the Corporation, among others. The shares were acquired by Berkshire when its shares of Dale National Bank (now Cenwest) were converted into shares of the Corporation as a result of the Dale merger in 1985. Each of the foregoing persons may be deemed to share voting and investment power of these shares.

 (6) Includes 159,448 shares held by County Wide Real Estate,
     Inc., of which Messrs. Tomb and Trimarchi are each 50% owners and as to which they share voting and investment power.

 (7) Includes 29,652 shares held by family interests of which Mr.
     Trimarchi exercises sole voting and investment power.

 (8) Includes 96,156 shares held by the R&L Development Company
     Pension & Profit Sharing Plan of which Mr. Latimer is
     Trustee.

 (9) Mr. Koslow became a member of the Board of Directors on the occasion of the merger of Peoples of W. PA into the Corporation in December 1993.

(10) Mr. O'Dell became a member of the Board of Directors on October 17, 1994.

(11) Mr. Williams became a member of the Board of Directors on the occasion of the merger of Unitas National Bank into the Corporation in September 1994.

     As of February 27, 1995, FCTC, acting in a fiduciary capacity for various trusts and estates, including the Corporation Employee Stock Ownership Plan ("ESOP"), and the Corporation 401(k) Retirement Savings and Investment Plan ("401(k) Plan") held an aggregate of 1,973,999 shares of Common Stock (8.8% of the outstanding shares). Of these shares, FCTC had sole voting power with respect to 624,667 shares, shared voting power with respect to 1,349,333 shares, had sole investment power with respect to 486,094 shares and shared investment power with respect to 1,487,906 shares. FCTC votes the shares over which it has voting power and, where voting power is shared, shares are voted by FCTC in consultation with the other persons having voting power.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "Commission") an initial report of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish the Corporation with copies of all Section 16(a) forms which they file. The Corporation is aware of one late filing with respect to one transaction by Mr. Hallstrom in 1994. In making this disclosure, the Corporation has relied solely on written and oral representations of its directors, executive officers and greater than ten percent shareholders and copies of the reports they have filed with the Commission.

                      ELECTION OF DIRECTORS

     Article 10 of the By-Laws of the Corporation provides that the number of Directors shall be not less than 3 nor more than
25. The Board of Directors has, in accordance with the By-Laws, fixed the number of directors at 21 (three classes of seven directors each).

     A successor for the vacancy in the class of directors whose terms expire in 1997 occurring on the resignation of John I.
Whalley, Jr. for personal reasons in March 1995 has not been named.



     As of March 13, 1995, each director and nominee for election as a director of the Corporation owned beneficially the number of shares of Common Stock set forth in the preceding table. The information in the table and the footnotes thereto is based upon data furnished to the Corporation by, or on behalf of, the persons named or referred to in the table.

     Seven Directors will be elected at the Annual Meeting to serve for terms of three years expiring with the Annual Meeting of Shareholders in 1998. Each Director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for Directors and the names of Directors whose terms of office will continue after the Annual Meeting are listed in the following table.

     Information about the nominees, each of whom is presently a member of the Board of Directors, and about the other directors whose terms of office will continue after the Annual Meeting, is set forth in the table below. The nominees and other directors have held the positions shown for more than five years unless otherwise indicated.


                                       Principal Occupation or
                       Director           Employment; Other
Name                    Since          Directorships; Age

Nominees for a Term Ending in 1998:

Thomas L. Delaney       1984            Private Investor;
                                        formerly Chairman,
                                        Petrolec,Inc. (petroleum
                                        wholesalers); Director of
                                        Deposit; Director of
                                        First United Bancorp
                                        (BANCORP); Age 64

Ronald C. Geiser        1985            Retired, formerly
                                        President and Director of
                                        Cenwest; Age 65

David F. Irvin          1984            Sole Owner, The
                                        Irvin/McKelvy Company
                                        (sales and engineering
                                        for mining and industrial
                                        services); Director of
                                        NBOC; Age 76







David L. Johnson        1984            Retired; Previously Vice
                                        President and Corporate
                                        Secretary, Pennsylvania
                                        Manufacturers'
                                        Corporation (insurance
                                        holding company);
                                        Director of NBOC; Age 65

Robert F. Koslow        1993            Chairman of the Board,
                                        and Chief Executive
                                        Officer of Peoples of
                                        Western Pennsylvania;
                                        Director, Wheeling Jesuit
                                        College; Former Director,
                                        Pennsylvania Bankers
                                        Association, Pennsylvania
                                        Independent Bankers;
                                        Former Member of the
                                        Advisory Board to the
                                        President of the Federal
                                        Reserve Bank of
                                        Cleveland; Age 59

Joseph W. Proske        1984            Vice President
                                        -Engineering, Stackpole
                                        Magnet Division
                                        (manufacturer of magnetic
                                        components); Director of
                                        Deposit and CSC; Age 58

E. James Trimarchi      1982            Chairman of the Board of
                                        the Corporation; Director
                                        of NBOC, Unitas,
                                        Reliable, FCTC, CSC and
                                        CTCLIC; Director of New
                                        Mexico Banquest Investors
                                        Corp. (NMB); Age 72















Continuing Directors Whose Terms End in 1996:

Sumner E. Brumbaugh     1992            Chairman of the Board and
                                        CEO of Central;
                                        President, Brumbaugh
                                        Insurance Group; Board
                                        Member, Pennsylvania
                                        National Mutual Casualty
                                        Insurance Co., Central
                                        Pennsylvania Health
                                        Systems ("CPHS");
                                        Advisory Board-Penn State
                                        University (Altoona
                                        Campus); Director,
                                        Lexington One and
                                        Lexington Two
                                        (subsidiaries of CPHS);
                                        Age 66

Edward T. Cote          1984            Associate, The Wakefield
                                        Group (Investment
                                        Banking); Formerly
                                        President, Benefits and
                                        Services Company
                                        (insurance holding
                                        company); Director of
                                        NBOC and NMB; Age 58

Clayton C. Dovey, Jr.   1985            Chairman of the Board of
                                        Cenwest; Age 70

Johnston A. Glass       1986            President and Director of
                                        NBOC; Age 45

Dale P. Latimer         1984            President, R & L
                                        Development Company
                                        (heavy construction);
                                        Director of NBOC;
                                        Director of NMB; Age 64

Joseph E. O'Dell        1994            President and Chief
                                        Executive Officer of the
                                        Corporation, Director of
                                        Unitas, Reliable, FCTC
                                        and CSC; Age 49

David R. Tomb, Jr.      1983            Partner, Tomb and Tomb
                                        (attorneys-at-law); Vice
                                        President, Secretary and
                                        Treasurer of the
                                        Corporation; Director of
                                        NBOC, Peoples of Western
                                        PA, FCTC, CSC and CTCLIC;
                                        Age 63


Nominees for a Term Ending in 1997:

E. H. Brubaker          1984            Chairman of the Board and
                                        Director of Deposit; Age
                                        64

A. B. Hallstrom         1986            Chairman, Hallstrom
                                        Construction Inc.;
                                        Director of Deposit; Age
                                        66

Thomas J. Hanford       1984            Investor; formerly
                                        President, Coca-Cola
                                        Bottling Co. of DuBois,
                                        Inc.; Director BANCORP;
                                        Age 56

H. H. Heilman, Jr.      1985            Chairman of the Board and
                                        Director of Leechburg;
                                        Partner, Heilman &
                                        McClister (attorneys-at
                                        -law); Age 78

Charles J. Szewczyk     1990            (pronounced and sometimes
                                        known as Charles J.
                                        Sheftic) Chairman of the
                                        Board of Peoples;
                                        Managing Partner of
                                        County Amusement Co.
                                        (real estate holdings)
                                        and formerly Director of
                                        Westview, Inc. (motion
                                        picture theatre service
                                        company); Age 66

Robert C. Williams      1994            President and Chief
                                        Executive Officer,
                                        Unitas; formerly Vice
                                        Chairman, President and
                                        Chief Executive Officer
                                        of United National
                                        Bancorporation; Director
                                        and President, Unitas
                                        Mortgage; Director,
                                        Chambersburg Area
                                        Development Corporation;
                                        Age 51








Board Committees

     During 1994 there were 4 meetings of the Board of Directors of the Corporation. All directors attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and all committees of which they were members.

     The Board of Directors of the Corporation has established three standing committees: Executive, Audit, and Executive
Compensation. The Board has no standing Nominating Committee.

     When the Board of Directors is not in session, the Executive Committee, which is comprised of Messrs. Trimarchi (Chairman), Tomb (Secretary), Brubaker, Brumbaugh, Delaney, Geiser, Glass, Heilman, Latimer and Szewczyk possesses and exercises all the powers of the Board, except for matters which are required by law to be acted upon by the full Board. The Executive Committee considers major policy matters and makes reports and recommendations to the Board. The Committee met 4 times in 1994.

     The Audit Committee is comprised of Messrs. Latimer (Chairman), Hallstrom, Irvin, Cote and Proske and reviews the internal auditing procedures and controls of the Corporation and its subsidiaries. The Audit Committee also reviews reports of examinations of the Subsidiary Banks received from state and federal regulators, as well as reports from internal and external auditors. The Audit Committee formally reports to the full Board of Directors its evaluations, conclusions and recommendations with respect to the condition of the Corporation, the Subsidiary Banks and CSC and the effectiveness of their policies, practices and controls. The Committee met 4 times in 1994.

     The Executive Compensation Committee is comprised of Messrs.
Johnson (Chairman), Cote, Irvin and Latimer. The Committee met four times in 1994. (See Report of the Executive Compensation
Committee.)

     The By-Laws of the Corporation require that any shareholder who intends to nominate or cause to have nominated any candidate for election to the Board of Directors (other than a candidate proposed by the Corporation's then existing Board of Directors) must notify the Secretary of the Corporation in writing not less than 120 days in advance of the date of the Corporation's proxy statement released to its shareholders in connection with the previous year's annual meeting of shareholders called for the election of directors (for the 1995 meeting of shareholders, such notification must have been received by the Secretary on or before November 27, 1994). Such notification must contain (to the extent known by the notifying shareholder) the name, address, age, principal occupation and number of shares of the Corporation owned by each proposed nominee; the name, residence address and number of shares of the Corporation owned by the notifying shareholder; the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or 10 persons pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and the written consent of each nominee, signed by such nominee, to serve as a director of the Corporation if so elected. The Board of Directors as a whole would consider nominations submitted by a shareholder if submitted in accordance with the By-Laws and otherwise in time for such consideration.

                    COMPENSATION OF DIRECTORS

     Directors who currently serve in a management capacity at FCFC or serve as an affiliate President are compensated at the rate of $1,000 per quarterly meeting attended. All other Directors are compensated at the rate of $1,500 per quarterly meeting attended as well as payment of an annual retainer of $5,000. Committee members receive $200 per committee meeting attended.




































               COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information regarding compensation received by the Chief Executive Officer and the remaining four most highly compensated named executive officers of the Corporation.


                   SUMMARY COMPENSATION TABLE
                        Annual Compensation

Name and                                                 All Other 1
Principal Position       Year     Salary2     Bonus     Compensation

                                     $         $             $
E. James Trimarchi       1994     329,500    20,500        19,481
Chairman of the Board,   1993     311,800       0          21,006
President and Chief      1992     282,000    32,500        28,122
Executive Officer of
First Commonwealth
Financial Corporation

Joseph E. O'Dell         1994     197,000    19,700        15,472
Senior Executive Vice    1993     185,400       0          21,190
President and Chief      1992     150,700    30,000        19,737
Operating Officer of
First Commonwealth
Financial Corporation

Johnston A. Glass        1994     169,706    33,941        19,481
President and Chief      1993     162,500       0          19,120
Executive Officer        1992     149,150       0          18,693
of National Bank of the
Commonwealth

Gerard M. Thomchick      1994     174,700    16,960        19,481
Executive Vice President 1993     161,200       0          17,800
of First Commonwealth    1992     125,000    25,000        18,800
Financial Corporation

William Miksich,         1994     143,736    10,780        18,692
President and Chief      1993     135,200      0           16,339
Executive Officer of     1992     128,320      0           16,253
Deposit Bank

(1) Includes the matching and automatic contribution by the Corporation to the individual's account in the Corporation's 401(k) Plan as well as the allocation of shares to the individual's account in the ESOP.

(2) Includes compensation for services on boards and committees of the Corporation and/or various subsidiaries.




Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following report and the Performance Graph on page 17 shall not be incorporated by reference into any such filings.


         REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

TO:  Board of Directors

     The following is a report by the Executive Compensation Committee of the Board of Directors of First Commonwealth Financial Corporation. The objectives of the report are to provide shareholders with an explanation of the overall executive compensation philosophy, strategies and specific compensation plans.

EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee is comprised of four
(4) non-employee and independent directors selected from the Board of Directors of First Commonwealth Financial Corporation.
The Committee met four times in 1994.

     The Committee seeks to achieve and maintain a position of "equity" with respect to balancing the interests of the shareholder with those of the executive officers.

     During 1994, the Executive Compensation Committee followed a formal Executive Compensation Program which is illustrated in part by the following performed tasks:

     1. Ongoing refinement and documentation of an executive compensation philosophy.
     2. Ongoing review of relevant peer groups; collection and analysis of comparative executive compensation information.
     3. Refining an executive compensation plan that addresses base salary and benefits, incentive-based compensation and supplemental benefits.
     4. Ensuring that all regulatory requirements pertaining to executive compensation are met.
     5. Maintaining the Executive Compensation Program on an ongoing basis.

     Executive officers of the Corporation may, at the request of the Committee, be present at meetings of the Committee for input and discussion purposes. However, the executive officers have no direct involvement with the decisions of the Executive Compensation Committee, nor do they have a vote in any matters brought before the group. Consultants and other independent outside advisors may also be utilized by the Committee from time to time in a similar manner.

     Business conducted by the Executive Compensation Committee at each meeting is documented in the form of minutes and submitted to the Board of Directors on a timely basis.

EXECUTIVE COMPENSATION PHILOSOPHY AND POLICY

     The written executive compensation philosophy expresses the attitude of the Board of Directors toward such issues as participation, relevant peer comparisons and plan design; as such, it represents an important part of the Executive Compensation Program. The philosophy provides guidance to the deliberations of the Executive Compensation Committee and, within the overall objectives of equity and regulatory compliance, acts as a standard against which plan performance can be measured.

     The Executive Compensation Program is designed to encourage decisions and actions that have positive impact on the Corporation's overall performance. For that reason, program participation is limited to those individuals who have the greatest opportunity to influence the achievement of strategic corporate objectives.

     As part of the overall Program, the compensation philosophy defines what the organization will pay for various skills and abilities based upon criteria such as job worth and competitive comparisons. The Executive Compensation Committee has established the following parameters for the pay philosophy under the current Program:

     1) An overall Program that is not particularly complex as well as one which is readily communicated and easily understood by participants and shareholders.

     2) Base salary that is at least at the fiftieth percentile of the competitive rate for the position as defined by selected peer group information.

     3) Base salary adjustments that are based upon maintaining external competitiveness.

     4) Performance-based compensation adjustments that are subjective and discretionary on the part of the Executive Compensation Committee. These discretionary adjustments will be made while taking into consideration factors such as performance versus budget and return on shareholder equity.

     5) Utilization of IRS "qualified" plans whenever they are in the best interests of both the executive officer and the Corporation

     The Executive Compensation Committee utilized several factors to define an appropriate competitive peer group including the type of company from which executive talent might be recruited, a logical geographic region, organizational size and

structural complexity, organizational performance, and the ability to identify and "match" executive officer positions in terms of responsibilities and performance.

     The 1994 peer group was developed utilizing this methodology and philosophy and, in the opinion of the Committee, represents a fair and reasonable standard against which executive pay may be compared. The peer group included Pennsylvania commercial banks and bank holding companies of asset sizes and characteristics similar to those of the Corporation and its affiliates.

EXECUTIVE COMPENSATION PROGRAMS

     The primary components of the Corporation's Executive Compensation Programs are base salaries and base benefits. Base salaries are assessed by taking into account the position responsibilities and competitive salary data as generally defined by comparable peer group information from similarly sized banks and bank holding companies within Pennsylvania. Executive officer compensation was set to correspond within the overall range of the peer group data. Program participants are also eligible to partake in the normal benefit programs available to employees of the Corporation and its affiliates. In addition, executive officers of the Corporation may be granted cash bonuses in recognition of their individual and collective contributions to the performance of the Corporation. These bonus awards are subjective and discretionary on the part of the Executive Compensation Committee.

     Executive Officers may participate in the Executive Officer
Loan/Stock Purchase Plan which provides for corporate sponsored loans at market rate for the purchase of the Corporation's common stock.

     With respect to performance-based compensation, affiliate Presidents may be eligible to participate in an Affiliate Presidents Incentive Compensation Plan. The Plan provides incentives of up to 25% of base pay. The Plan is two-tiered.
The first tier of the Plan provides for half of the incentive to be awarded when an affiliate President has successfully led the affiliate to the attainment of its targeted annual budget which is tied to the Corporation's profitability. The second tier provides for some or all of the balance of the incentive to be awarded to an affiliate President based upon individual contributions of varying nonquantitative Corporate objectives such as the successful implementation of recommended programs and products.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The base salary of the Corporation's Board Chairman, President and Chief Executive Officer, E. James Trimarchi, was increased from $305,000 in 1993 to $329,500 in 1994. This amount is within the peer group's range of compensation for this position. This 8% increase was given to recognize Mr.
Trimarchi's ongoing outstanding contributions to First

Commonwealth Financial Corporation. Under his leadership, the Corporation had in 1993 its eleventh consecutive year of record earnings. Furthermore, the Corporation continued to implement its long-term strategic plan in 1993 which included the execution of an acquisition plan to expand the Corporation's market area and growth potential; the introduction and implementation of technological systems designed to improve organizational efficiency, effectiveness and to enhance quality service; and ongoing product development to better attract and retain a dynamic customer base.

     Mr. Trimarchi was also the recipient of a 10% cash bonus in 1994 for various accomplishments in 1993. Those accomplishments included a 12% increase in the price of FCFC stock; the announcement of a two-for-one stock split; a dividend increase to shareholders; and an increase in reported earnings of 13%.

     Mr. Trimarchi was an eligible participant in the Corporation's 401(k) Plan and ESOP. As such, he received contributions from the Corporation to both plans in 1994.

1994 EXECUTIVE COMPENSATION ACTIONS

     As part of the continuing process of maintaining an equitable Executive Compensation Program, the Executive
Compensation Committee took several actions in 1994, the most notable of which are:

     1. The ongoing gathering and analysis of competitive information from a selected group of Pennsylvania peer banks and bank holding companies.

     2.   Continued to refine the Incentive Compensation Plan for
          Affiliate Presidents.

     3.   Implemented the Executive Officer Loan/Stock Purchase
          Plan which had been developed by the Committee in 1993.


Submitted by the Executive Compensation Committee:

David L. Johnson, Chairman                            David Irvin
Edward T. Cote                                    Dale P. Latimer














                        PERFORMANCE GRAPH

     Set forth below is a table comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Index and an Index for Pennsylvania Bank Holding Companies with assets between one and three billion dollars including F.N.B. Corporation, First Western Bancorp Inc., Fulton Financial Corp., US BANCORP Inc., S&T Bancorp Inc. and Susquehanna Bancshares Inc. for the five years commencing
January 1, 1990 and ending December 31, 1994.



                       1989    1990    1991   1992    1993   1994

Peer Group Index      100.00   83.03  107.71 154.25  185.45 179.27

First Commonwealth
Financial Corporation 100.00  103.43  107.42 162.44  193.75 153.90

S&P 500 Index         100.00   93.44  118.02 123.29  131.99 129.96































     Assumes that the value of the investment in FCFC Common
     Stock and each index was $100 on January 1, 1990 and that all dividends were reinvested.

                EXECUTIVE COMPENSATION COMMITTEE
              INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee consists of Messrs. Johnson, Cote, Latimer and Irvin. No member was an officer or employee of the Corporation during 1994 nor has ever been a former officer or employee of the Corporation or a subsidiary during 1994. Further, during 1994, no executive officer of the Corporation served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members or of any entity of one of whose executive officers served as a director of the Corporation.


INTERESTS OF NOMINEES, DIRECTORS AND OFFICERS IN CERTAIN
TRANSACTIONS

     Mr. Brumbaugh serves as Chairman of the Board and Chief Executive Officer of Central pursuant to an employment agreement for a period of 7 years, commencing May 1, 1992 and ending April 30, 1999. The agreement provides that Mr. Brumbaugh shall serve in an executive capacity and shall be the Chairman of the Board of Directors and Chief Executive Officer of Central and shall also perform such services for FCFC as from time to time are requested. As compensation to Mr. Brumbaugh for all services rendered to Central and to FCFC as an officer, director or member of any committee of Central or any of FCFC's subsidiaries or affiliates, FCFC has agreed, in addition to director's fees and committee meeting fees, to pay or cause Central to pay to Mr. Brumbaugh a salary at an annual rate of $100,000, which sum shall be adjusted upward at the annual rate of 5%. Should Mr. Brumbaugh retire after at least one year of continuous service under the agreement, thereafter he shall be paid his retirement compensation for the remaining term of the agreement at an annual rate of $50,000, adjusted upwards annually for cost of living at the rate of 5%. Should Mr. Brumbaugh die at any time during the agreement, in lieu of the foregoing payments, FCFC shall pay his wife the sum of $25,000 per year if she is living at the time each payment is made. As a part of the agreement and for a period of ten years thereafter, Mr. Brumbaugh will not engage in any competing business within 10 miles of any of the banking facilities of the Corporation or solicit any of their then-existing customers.

     Mr. Koslow serves as Chairman of the Board, President and Chief Executive Officer of Peoples Bank of W. PA under an employment agreement with Peoples extending to July 19, 1998. The agreement provides that Mr. Koslow will serve in such executive capacity as may be designated from time to time by the Board of Directors. As compensation to Mr. Koslow, Peoples agrees to pay him a minimum annual salary equal to the annual salary in effect on July 20, 1988, such annual salary to be subject to annual review for possible increase. If Mr. Koslow's employment is terminated other than for cause, he is entitled to

be paid annually in equal monthly amounts, for the greater of two years or the remaining term of the agreement, the annual salary and bonus paid to him for the full calendar year immediately preceding the year in which such termination occurs, plus the insurance premiums provided in a split dollar life insurance agreement between Peoples and Mr. Koslow. If there is a change in control of Peoples, such minimum annual salary shall be increased on January 1 of each year thereafter by an amount equal to the percentage increase in the Consumer Price Index for the preceding calendar year. If there is a change of control of Peoples and thereafter Mr. Koslow's responsibilities are changed without his consent, Mr. Koslow is entitled to resign within twelve months of such change of control, in which case he is entitled to receive annually in equal monthly amounts, for the greater of three years or the remaining term of the agreement, but not beyond his age 65, the annual salary and bonus paid to him for the full calendar year immediately preceding such resignation, plus the split dollar life insurance premiums. As part of the agreement, Mr. Koslow has agreed that during the term of his employment and for a period of 10 years thereafter, he will not engage in any business in competition with Peoples or any of its subsidiaries within 20 miles of any of their banking facilities or solicit any of their then existing customers.

     In November 1986, United and Unitas Bank entered into a Supplemental Executive Benefit Agreement with Robert C. Williams, President of each, which provides Mr. Williams with certain benefits in the event of a change in control. Should Mr. Williams' employment with Unitas Bank be terminated pursuant to a change in control, Unitas Bank shall make payment to him for services in an amount equal to his last full regular monthly compensation prior to the change in control for a period of 36 months following the change in control. A termination pursuant to a change in control may occur with a merger, consolidation, acquisition, reorganization, sale of assets or significant stock acquisition of United or Unitas Bank. The compensation payable upon a change in control is unfunded and would be paid out of general assets of Unitas Bank or its successor if they became payable.

     During 1994, David R. Tomb, Jr. attorney-at-law and the law firm of Tomb and Tomb of which Mr. Tomb is a partner performed legal services for the Corporation, NBOC and CSC. Mr. Tomb is a Director and executive officer of the Corporation. The fees paid for services during 1994 were $67,400.

     One or more of the Subsidiary Banks (Lending Bank or Banks), have extended credit to several directors and executive officers of the Corporation, to members of their families and to corporations or organizations in which such persons have a beneficial interest or with which such persons are associated as officers, partners, directors, or trustees. In all cases, except as described in the following paragraphs, these transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those

prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Total loans as of December 31, 1994 to the Corporation's or its subsidiaries' directors, executive officers, principal shareholders and their related interests whose loan balances exceeded $60,000 during 1994 were $24,345,000.

     Mr. John I. Whalley, Jr. became an FCFC director in December 1986 and was reelected a director in 1990 and 1994. Mr. Whalley resigned from the Corporation's Board of Directors on March 14, 1995 for personal reasons. Since January 1, 1992 there has been outstanding from the Lending Banks to Mr. Whalley and his related interests four loans having an aggregate original principal balance of $2,223,631, which bear interest rates from the Lending Bank's prime rate (currently 7%) to 11.5% and are partially collateralized with real estate, marketable securities and motor vehicles. These loans were incurred principally to consolidate outstanding loans from the Lending Banks and other financial institutions and to strengthen the Lending Banks' collateral position.

     In his examination of the Lending Bank on September 30, 1992, the Comptroller of the Currency ("Comptroller") classified $621,092 of these loans as Substandard and $209,147 as Doubtful, leaving an aggregate unclassified balance of $554,164 secured by the marketable securities. At the Comptroller's instruction $1,138,291 of these loans was placed in a nonaccrual status by the Lending Bank. Subsequent reexamination by the Comptroller of the Currency in 1993 resulted in $1,101,182 being classified Substandard and with the balance remaining in non-accrual. It is the opinion of the Lending Bank's management that the Comptroller has classified this indebtedness as Substandard due to the cessation of operations of Mr. Whalley's related business and the fact that loan collateral is being sold by the borrower to repay the indebtedness. The largest aggregate amount of indebtedness outstanding at any time from Mr. Whalley and his related interests since January 1, 1993 was $1,469,895, and the aggregate amount outstanding was $1,307,576 as of February 28, 1995.

     The Corporation has been advised that Mr. Whalley has filed a voluntary petition under the provisions of Chapter 11 of the Bankruptcy Code on February 17, 1995 with the U.S. Department of Justice Office of the United States Trustee, Western District of Pennsylvania.

     In June 1986 the Lending Bank granted credit of $600,000 to the purchasers of commercial real estate, the proceeds of which were paid to David F. Irvin, a Director of FCFC. To facilitate the granting of this credit, Mr. Irvin gave a mortgage to the Lending Bank on a property and building adjacent to the subject real estate. In his September 30, 1992 examination, the Comptroller classified as Substandard $486,279 of the $518,279 balance of this loan. This loan was rewritten on August 31, 1993 at an interest rate of 8%. The loan balance was $474,730 as of February 28, 1995.

                           ACCOUNTANTS

     Grant Thornton was selected by the Board of Directors to serve as the Corporation's independent certified public accountant for its 1994 fiscal year. Jarrett Stokes & Co. had served as independent auditor for FCFC or NBOC since 1978. The Board of Directors also has selected Grant Thornton as the Corporation's independent certified public accountant for the 1995 fiscal year. A representative of Grant Thornton is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.

                          ANNUAL REPORT

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1994 is enclosed with this Proxy
Statement.

     A COPY OF THE CORPORATION'S FORM 10-K ANNUAL REPORT FOR 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO: DAVID R. TOMB, JR., SECRETARY/TREASURER, BOX 400, INDIANA, PENNSYLVANIA 15701.


                      SHAREHOLDER PROPOSALS

     Proposals of Corporation shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Secretary of the Corporation not later than November 28, 1995 in order to be considered for inclusion in the Corporation's proxy statement for that meeting.

























                           Appendix A
                   Proxy Card to Shareholders

            FIRST COMMONWEALTH FINANCIAL CORPORATION
          Old Courthouse Square, 22 North Sixth Street
                   Indiana, Pennsylvania 15701

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 22, 1995

Dear Shareholder:

The Annual Meeting of Shareholders of First Commonwealth
Financial Corporation will be held at Folger Dining Hall, Indiana
University of Pennsylvania, Indiana, PA  on Saturday, April 22,
1995 at 12:00 noon, local time for the following purposes:

     1. To elect seven Directors to serve for terms expiring in 1998.

     2. To act on such other matters as may properly come before the meeting.

Only holders of Common Stock of First Commonwealth Financial
Corporation of record at the close of business on March 13, 1995 will be entitled to vote at the meeting or any adjournment thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. Directions to Folger Dining Hall are on the reverse side.

                          Detach Proxy Card Here


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

1. Election of       FOR all     WITHHOLD AUTHORITY  *EXCEPTIONS
   the following     nominees    to vote for all
   nominees as       listed      nominees listed
   Directors to      below       below
   to serve for
   terms ending
   in 1998.

Nominees: Thomas L. Delaney, Ronald C. Geiser, David F. Irvin, David L. Johnson, Robert F. Koslow, Joseph W. Proske and E. James Trimarchi.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name on the line below.)

                                                  Address Change

                                        and/or Comment Mark Here


                                        PROXY DEPARTMENT
                                        NEW YORK, N.Y. 10203-0003

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. For joint accounts each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer, giving your full title as such. If a partnership, please sign in name by authorized person, giving your full title as such.


           Date:________________________________________, 1995


          ______________________________________________ (Seal)
                              Signature

          ______________________________________________ (Seal)

Please Sign, Date, and Return the Proxy Promptly Using the
Enclosed Envelope Signature if held jointly


                                 Votes must be indicated   x
                                   (x) in Black or Blue ink.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

            FIRST COMMONWEALTH FINANCIAL CORPORATION
  ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 1995

 This Proxy is Solicited on Behalf of the Board of Directors of
            First Commonwealth Financial Corporation

     The undersigned shareholder of First Commonwealth Financial Corporation ("the Corporation") hereby appoints Alan R. Fairman, Dorothy J. Jamison, and John J. Prushnok, and each of them, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Corporation which the undersigned would be entitled to vote if then personally present on the following matters and such other matters as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.

     The undersigned hereby revokes all previous proxies for the Annual Meeting of Shareholders, hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement furnished therewith and hereby ratifies all that the said proxies may do by virtue hereof.


  (Continued, and to be signed and dated on the reverse side.)

                        FIRST COMMONWEALTH FINANCIAL CORPORATION
                        P.O. BOX 11003
                        NEW YORK, NY  10203-0003